UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 27, 2013

PACIFIC GREEN TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54756	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5205 Prospect Road, Suite 135-226, San Jose, CA	95129
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 538-3373

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.01	Completion of Acquisition or Disposition of Assets
Item 3.02	Unregistered Sales of Equity Securities

On December 27, 2013, Pacific Green Technologies Inc. (“we”, “us”, “our” or “our company”) entered into share exchange agreements (each, an “Agreement”) with certain shareholders (the “Shareholders”) of EnviroTechnologies, Inc., a Delaware corporation (“Enviro”).  Pursuant to the terms of the Agreements, we have agreed to acquire 130,000 issued and outstanding common shares of Enviro from the Shareholders in exchange for shares of common stock of our company on an one (1) for ten (10) basis.  We did not issue any fractional shares of our company.  In lieu of such fractional shares, the Shareholders entitled to such fractional shares had such fraction rounded up to the nearest whole number of shares of our company.

On December 27, 2013, pursuant to the Agreements, we closed on the above share exchange.  We issued an aggregate of 13,000 common shares to two (2) non-US persons (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended.

Brief Description of the Terms and Conditions of the Agreement

The following is a brief description of the terms and conditions of the Agreement that are material to our company:

1.	the representations and warranties of the Shareholders and our company set forth in the Agreement remain true, correct and complete in all respects as at the closing;
2.
all of the covenants and obligations that the respective parties are required to perform or to comply with pursuant to the Agreement at or prior to the closing must have been performed and complied with in all material respects;

3.	the Shareholders and our company having received duly executed copies of all third party consents and approvals contemplated by the Agreement, if any; and
4.
the Shareholders and our company having each been reasonably satisfied with their respective due diligence investigations of the other party that is reasonable and customary in transactions of this kind.

The foregoing description of the Agreement is qualified in its entirety by the contents of the Agreement attached as Exhibit 10.1 to this current report.

Item 9.01	Financial Statements and Exhibits.
10.1	Form of Share Exchange Agreement between Pacific Green Technologies Inc. and certain shareholders of EnviroTechnologies, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC GREEN TECHNOLOGIES INC.

/s/ Neil Carmichael
Neil Carmichael
President and Director
Date: December 27, 2013

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